Exhibit 10.1

Execution

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

WATERMARK LODGING TRUST, INC.

AMENDED AND RESTATED EMPLOYEE RETENTION AND SEVERANCE PLAN

This Amended and Restated Employee Retention and Severance Plan (the "Amended Plan") is established by Watermark Lodging Trust, Inc., a Maryland real estate investment trust (the "Company"), effective June 17, 2022 (the “Effective Date”).

1.              Purpose of the Amended Plan. The Company considers it essential to the operation of the Company that its executives and key employees be retained for a period of time as determined by its Board and management during a critical phase in the Company. The purpose of the Amended Plan is to establish a retention bonus and severance plan to provide an incentive for employees to continue in the service of the Company. The Amended Plan is meant to supplement and work independent of and in conjunction with, and not to replace, the Company's other compensation and benefit programs, such as its equity plans and other plans, in order to achieve the purposes discussed above. This Amended Plan amends and restates the Employee Retention and Severance Plan of the Company, which became effective on November 10, 2021 (the "Prior Plan"), which is hereby superseded in its entirety.

2.              Definitions.

2.1              "Adverse Compensation Action" means a reduction in the Participant's annual base salary or wage rate, or target annual bonus opportunity without the Participant's prior written consent, provided such event is not corrected within 15 days following the Board's receipt of written or electronic notice of such event.

2.2              "Affiliate" means as to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such first-mentioned Person.

2.3              "Amended Participation Agreement" means an agreement between a Participant listed on Exhibit A hereto and the Company providing for Retention Benefits and Severance Amounts, which agreement amends and restates the Participation Agreement previously entered into between such Participant and the Company pursuant to the Prior Plan (the "Prior Participation Agreement"), which Prior Participation Agreement is superseded in its entirety upon execution of an Amended Participation Agreement by the Company and such Participant.

2.4              “Average Bonus” means the average of the annual bonuses earned by a Participant for the two full fiscal years prior to the fiscal year in which the Participant’s employment terminates; provided, that, if the Participant has been employed by the Company for only one full fiscal year prior to the year in which his or her employment terminates, then “Average Bonus” means the annual bonus earned by the Participant for such full fiscal year.

2.5              "Base Salary" means the Participant's annual base pay (excluding incentive pay, commissions, bonuses, expenses or expense allowances and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of termination, but which shall not be less than Participant’s annual base pay as of the Effective Date. With respect to Participants who are paid on an hourly basis under applicable wage and hour laws, the Base Salary shall be based on the weekly rate, or hourly base rate, for a forty (40) hour week. In no event shall Base Salary include any overtime, bonuses, extended workweek, shift differential or other types of premium pay.

2.6              "Board" means the Board of Directors of the Company, or the Compensation Committee thereof; provided that if the Company or its successor no longer has a Board of Directors, then references herein and in any Amended Participation Agreement to the “Board” shall be deemed to reference the then-applicable governing body (e.g., manager, board or manager, general partner) of the Company or its successor.

2.7              "Cause" for termination shall mean a determination by the Board that any of the following events has occurred: (i) a Participant's indictment of, or the conviction or entry of a plea of guilty or nolo contendere to any felony, or any misdemeanor involving moral turpitude; (ii) a Participant's engagement in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of funds or property of the Company, other than an occasional and de minimis use of Company property for personal purposes; (iii) a Participant's acts or omissions constituting gross negligence, recklessness or willful misconduct in the performance of his or her assigned duties for the Company; (iv) any act or omission by a Participant that has a demonstrated and material adverse impact on the Company's reputation for honesty and fair dealing or any other conduct that would reasonably be expected to result in injury to the reputation of the Company; (v) a Participant's insubordination, nonperformance or willful neglect of assigned duties; (vi) a Participant's willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or a Participant's willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or a Participant's willful inducement of others to fail to cooperate, destroy or fail to produce documents or other materials; (vii) a Participant's failure to perform the essential functions of his or her position, with or without reasonable accommodation if required by law; or (viii) a Participant's death.

2.8              "Change in Control" means, in one or a series of related transactions, (i) the sale of all or substantially all of the assets of the Company to a Person that is not an Affiliate of the Company, (ii) the sale or transfer of the outstanding shares of capital stock of the Company, or (iii) the merger or consolidation of the Company with another Person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital stock of the Company, immediately prior to such transaction, (A) own less than 50% in voting power of the outstanding capital stock of the Company, (B) do not have the right to elect a majority of the members of the Board, or (C) do not otherwise have the power to direct or cause the direction of the management or policies of the Company or the surviving or resulting entity immediately following such transaction.

2.9              "Closing Date" shall have the meaning set forth in the Merger Agreement.

2.10          "Common Shares" means common shares of beneficial interests in the Company.

2.11          "Disability" means the inability of a Participant to perform the Participant’s duties with the Company on a full-time basis for one hundred twenty (120) consecutive days within any twelve (12) month period as a result of a physical, mental or psychological incapacity or impairment.

2.12          "Fair Market Value" means, on a given date, (i) if the Common Shares are listed on a national securities exchange, the closing sales price of the Common Shares reported on the primary exchange on which the Common Shares is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Shares are not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the most recent estimated net asset value per Common Share publicly announced by the Company or such other amount determined by the Board in good faith to be the fair market value of the Common Shares.

2.13          "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of May 6, 2022, by and among the Company, Ruby I Holdings LLC, a Delaware limited liability company, Ruby II Holdings LLC, a Delaware limited liability company, Ruby III Holdings LLC, a Delaware limited liability company, Ruby IV Holdings LLC, a Delaware limited liability company, Ruby Merger Sub I LLC, a Maryland limited liability company, Ruby Merger Sub II LP, a Delaware limited partnership, and CWI 2 OP, LP, a Delaware limited partnership.

2.14          "Participant" shall mean any employee of the Company who is entitled to participate in the Amended Plan in accordance with Section 4.

2.15          "Person" means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, governmental authority or other entity of any kind.

2.16          "Retention Benefits" means the amount of the retention bonus payable to a Participant pursuant to his or her Amended Participation Agreement.

2.17          "Severance Amounts" means the amount of severance payable to a Participant pursuant to the terms of his or her Amended Participation Agreement or pursuant to the terms of this Amended Plan.

2.18          "Target Annual Bonus" means an amount equal to one hundred percent (100%) of a Participant's target annual bonus opportunity for the fiscal year in which his or her employment with the Company terminates, which shall not be less than the Participant’s target annual bonus opportunity for 2022.

3.              Interpretation and Administration of the Amended Plan. The Amended Plan will be interpreted and administered by the Board, whose actions in interpreting the terms of the Amended Plan and administration of the Amended Plan will be final and binding on all Participants; provided that the Board may delegate all or any portion of its authority hereunder to the Compensation Committee of the Board. The Board is authorized to interpret the Amended Plan, correct any defect, supply any omission or reconcile any inconsistency in the manner and to the extent it deems necessary to carry out the purposes and intent of the Amended Plan. No director will be liable for any good faith determination, act or omission in connection with the Amended Plan.

4.             Retention and Severance Benefits.

4.1              The Participants listed on Exhibit A hereto shall be eligible to receive the Retention Benefits and Severance Amounts if the conditions for earning such benefits or amounts as set forth in a Participant's Amended Participation Agreement are satisfied.

4.2              The Participants listed on Exhibit B hereto shall be eligible to receive the following Retention Benefits and Severance Amounts:

(i)	Retention Benefits: A Participant shall be eligible to receive in cash the Retention Benefit set forth next to his or her name on Exhibit B hereto if he or she remains actively employed full-time with the Company during the eighteen (18) month period immediately following the Effective Date (the “Retention Period”). If such condition is satisfied, he or she will be paid the Retention Benefit on the next regular payroll date of the Company following the expiration of the Retention Period. Notwithstanding the foregoing, the Retention Period shall expire on the earlier of (i) immediately prior to a Change in Control of the Company, if (a) such date is earlier than the eighteen (18) month anniversary of the Effective Date and he or she remains actively employed full-time with the Company through such Change in Control and (b) in connection with the Change in Control, the Company fails to obtain an agreement, reasonably satisfactory to the Board, from any successor or assign of the Company, to assume and agree to adopt this Amended Plan, and (ii) the three (3) month anniversary of a Change in Control of the Company if such anniversary is earlier than the eighteen (18) month anniversary of the Effective Date and the Participant remains actively employed full-time with the Company during such three (3) month period, and the Participant will be paid the Retention Benefit on the date of the Change in Control or such three (3) month anniversary, whichever is applicable. The Retention Period shall also expire in the event the Participant is terminated without Cause, in which event the Retention Benefit will be paid on the first regularly scheduled payroll date following termination. For purposes of this Section 4.2(i), Change in Control shall not include any of the transactions contemplated by, including the acquisition of the Company pursuant to, the Merger Agreement.

(ii)	Severance Amounts: If the Company terminates a Participant's employment without Cause or the Participant terminates his employment following an Adverse Compensation Action, in either case within twelve (12) months following a Change in Control, subject to his or her compliance with this clause (ii), the Participant will be eligible to receive a Severance Amount equal to (x) four (4) months of the Participant’s Base Salary, (y) the Participant’s Target Annual Bonus for the year in which the termination date occurs, prorated to reflect the period elapsed from the beginning of such year through the date of termination (together, the “Cash Severance Amount”), and (z) continued participation in the Company’s health plan in which the Participant was participating on the date of termination for four (4) months at the active employee contribution rate then in effect. As a condition to the payment of the Severance Amounts the Participant will be required to execute within thirty (30) days following the date of his or her termination a waiver and release of claims agreement in favor of the Company and related parties and in the form provided by the Company (the “Release”). As specified in the applicable Release, the Participant will have a certain number of calendar days to consider whether to execute such Release, and the right to revoke such Release within a certain number of days after execution. Except as set forth herein, the Participant must execute the Release and not revoke the Release in order to be entitled to benefits under this clause (ii). The Cash Severance Amount shall be paid in accordance with the Company's customary payroll practices in a lump sum in cash, subject to applicable tax withholding, during the first payroll period following the date on which the Release becomes irrevocable and effective. In the event of any termination of employment, the Participant will be entitled to his or her accrued and unpaid base salary, accrued and unused vacation benefits, and vested benefits under any employee benefit plan of the Company without having to execute a Release.

5.              Withholding of Compensation. The Company will withhold from any payments under the Amended Plan any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal and state laws in respect of the Retention Benefits and Severance Amounts. Each Participant is encouraged to contact his or her personal legal or tax advisors with respect to the benefits provided by the Amended Plan. Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participants with respect to the benefits provided under the Amended Plan.

6.              No Guarantee of Employment. The Amended Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants, whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice, subject to the terms of an applicable employment agreement, if any.

7.              Status as Creditor. A Participant's sole right under the Amended Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.

8.              No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Amended Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant will be void.

9.              Amendment and Termination of the Amended Plan. The Amended Plan may be amended or terminated by the Board, provided that no amendment will adversely affect the rights of a Participant hereunder without the prior written consent of such Participant. Notwithstanding the foregoing, any particular Participation Agreement or Amended Participation Agreement may be amended to the detriment of a Participant solely with the written consent of such Participant. Each Participant shall be a third-party beneficiary of this Amended Plan solely in respect of his or her Retention Benefit and Severance Amount and may enforce his or her rights to such entitlements.

10.            Governing Law. The rights and obligations of a Participant under the Amended Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction's conflicts of laws principles.

11.           Severability. If any provision of the Amended Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Amended Plan, and the Amended Plan will be construed and enforced as if such provision had not been included.

12.            Entire Agreement. The Amended Plan and the executed Amended Participation Agreements set forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participants with respect to the subject matter hereof.

13.           Section 280G.

13.1          Except as otherwise set forth in an Amended Participation Agreement, in the event a nationally recognized independent accounting firm designated by the Company (the "Accounting Firm") shall determine that receipt of all payments or benefits by the Company and any subsidiary and each of their respective affiliates in the nature of compensation to or for a Participant's benefit, whether paid or payable pursuant to this Amended Plan or otherwise (a "Payment"), would subject such Participant to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Amended Plan to the greatest amount that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the "Reduced Amount"). To the extent applicable, and except as otherwise provided in an Amended Participation Agreement, (a) the Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that a Participant would have a greater Net After-Tax Receipt (as defined in paragraph 13.2) of aggregate Payments if the Participant's Agreement Payments were so reduced, and (b) if the Accounting Firm determines that a Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Participant's Payments were so reduced, then the Participant shall receive all Payments to which the Participant is entitled.

13.2         For purposes of paragraph 13.1, "Net After-Tax Receipt" shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on a Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Participant in the relevant taxable year(s).

14.           Section 409A.

14.1          This Amended Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code ("Section 409A"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (A) upon a termination of employment, a Participant shall have no ongoing obligations to the Company or its subsidiaries that would prevent the Participant from having a "separation from service" upon such termination within the meaning of such term under Section 409A; and (B) the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

14.2          Notwithstanding any provision in this Amended Plan to the contrary, if, at the time of a Participant's separation from service with the Company, the Company has securities which are publicly traded on an established securities market, the Participant is a "specified employee" (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments and benefits otherwise payable pursuant to this Amended Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment or provision of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Participant's separation from service with the Company. If the Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of the Participant's estate within sixty (60) days after the date of the Participant's death.

15.            Execution. To record the adoption of the Amended Plan as set forth herein, effective as of June 17, 2022, Watermark Lodging Trust, Inc. has caused its duly authorized officer to execute the same this 17th day of June, 2022.

Approved by the Board on May 5, 2022.

WATERMARK LODGING TRUST, INC.

/s/ Michael G. Medzigian
By: Michael G. Medzigian
Title: Chairman & CEO

EXHIBIT A

Original Participants

1. Paul J. Huff

2. Brendan Medzigian

3. Samuel Zinsmaster

EXHIBIT B

Additional Participants

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